Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-125816, File No. 333-167577, and File No. 333-224810) of Intrusion Inc. and subsidiaries of our report dated March 9, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Intrusion Inc. and subsidiaries for the year ended December 31, 2020.

Plano, Texas

March 9, 2021